UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
___________________________________________________________

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported):  May 12, 2006

K-TRON INTERNATIONAL, INC.
(Exact Name of Registrant Specified in Charter)

New Jersey (State or Other Jurisdiction of Incorporation)	0-9576 (Commission File Number)	22-1759452 (I.R.S. Employer Identification No.)

Routes 55 & 553, P.O. Box 888, Pitman, New Jersey	08071-0888
(Address of Principal Executive Offices)	(Zip Code)

Registrant's telephone number, including area code: (856) 589-0500

Not Applicable

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the Registrant under any of the following provisions (see General Instruction A.2. below):

□	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

□	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

□	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

□	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement.

Director Compensation. On May 12, 2006, the Board of Directors (the “Board”) of K-Tron International, Inc. (the “Company”) approved certain changes in the compensation arrangements for the Company’s non-employee directors, effective as of May 1, 2006 for annual periods from May 1 to April 30. The compensation of the Company’s non-employee directors, as so changed, is as follows:

Each non-employee director receives an annual cash retainer of $33,000. The Chairperson of the Audit Committee receives an additional annual cash retainer of $10,000, and each other Audit Committee member receives an additional annual cash retainer of $5,000. The Chairperson of the Compensation and Human Resources Committee receives an additional annual cash retainer of $5,000, and each other member of that Committee receives an additional annual cash retainer of $2,500. Each member of the Executive Committee receives an additional annual cash retainer of $1,000. All annual retainers are paid on a quarterly basis. In addition to these annual retainers, each non-employee director receives $1,000 cash for each Board meeting which he or she attends, but there are no committee meeting fees nor are directors normally paid for their participation in telephone meetings of the Board. Directors appointed between May 1 and April 30, or who cease to be directors in that period, receive a pro-rated portion of the annual cash retainer fees described above.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

K-TRON INTERNATIONAL, INC.

By:	EDWARD B. CLOUES, II
Edward B. Cloues, II
Chairman of the Board and
Chief Executive Officer

Dated: May 18, 2006